UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): July 29, 2025

 SEALED AIR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12139	65-0654331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2415 Cascade Pointe Boulevard
Charlotte	North Carolina	28208
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (980)-221-3235
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.10 per share	SEE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
Hiring of Kristen Actis-Grande as Chief Financial Officer
On August 4, 2025, Sealed Air Corporation (the “Company”) announced that its Board of Directors (“Board”) has appointed Kristen Actis-Grande as the Company’s Chief Financial Officer, effective as of her first day of employment which is expected to be August 25, 2025.
Ms. Actis-Grande, age 44, has served as Executive Vice President and Chief Financial Officer of MSC Industrial Direct Co., Inc., a North American distributor of metalworking and maintenance repair and operations products and services, since August 2020. Prior to joining MSC, Ms. Actis-Grande served in various finance-related roles for seventeen years at Ingersoll Rand Inc., a provider of flow creation and industrial products formed from the split of Ingersoll Rand plc’s industrial segment from its climate segment, including as Chief Financial Officer for the Compression Technologies & Services EMEIA in 2020 and as Vice President, Divisional CFO for the Compression Technologies & Services division from 2018 to 2020.
In connection with her appointment, Ms. Actis-Grande entered into an offer letter agreement with the Company dated July 16, 2025 (the “Offer Letter”), which addresses Ms. Actis-Grande’s compensation as follows:
•Sign-On Bonus. Ms. Actis-Grande will receive a cash sign-on bonus of $365,000 following her start date, which will be subject to the Company’s standard form of repayment agreement.
•Initial Equity Awards. Ms. Actis-Grande will be granted an initial new-hire equity award in the form of time-vesting restricted stock units ("RSUs") valued at $2,750,000. In addition, Ms. Actis-Grande will be granted a long-term incentive equity award with an aggregate grant date annualized value equal to $1,460,000 (the “target” value of an annual long-term incentive award), prorated based on her start date, 50% of which will be in the form of RSUs and 50% of which will be in the form of performance-vesting stock units (“PSUs”). The RSUs will be granted under the Company’s Omnibus Incentive Plan (the “Plan”) and evidenced by its standard award agreement for RSUs, including three-year ratable vesting and termination treatment. The PSUs will also be granted under the Plan and evidenced by its standard award agreement for PSUs, including vesting based on the same performance goals and terms included in the PSUs granted to the executive leadership team in February 2025.
•Annual Compensation. Under the terms of the Offer Letter, Ms. Actis-Grande will receive an annual base salary of $730,000 and will be eligible for an annual bonus in accordance with the Company’s bonus program for senior executives. For 2025, the annual bonus will be in a target amount equal to 85% of base salary and a maximum amount of 200% of target, prorated based on Ms. Actis-Grande’s start date. Beginning in 2026, Ms. Actis-Grande will also be eligible for annual grants of long-term incentive awards consistent with awards for other senior executives, with her 2026 grant having a target of 200% of base salary. All compensation terms are subject to annual review by the People and Compensation Committee of the Company’s Board.
•Other Benefits. Ms. Actis-Grande will receive other standard retirement and health and welfare benefits under the terms of the Company’s benefit plans as generally applicable to the Company’s senior executives, including the Executive Severance Plan.
There are no family relationships between Ms. Actis-Grande and the Company’s directors and executive officers, no arrangements or understandings between Ms. Actis-Grande and any other person requiring disclosure under Item 401(b) of Regulation S-K and no transactions with related persons requiring disclosure under Item 404(a) of Regulation S-K.
The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.
Continuation of Veronika Johnson as Chief Accounting Officer
Veronika Johnson, who currently serves as the Company’s Interim Chief Financial Officer and its Chief Accounting Officer, will continue to serve as Interim Chief Financial Officer and as Chief Accounting Officer until the effective date of Ms. Actis-Grande’s employment as Chief Financial Officer. Thereafter, Ms. Johnson will cease serving as Interim Chief Financial Officer but will continue to serve as the Company’s Chief Accounting Officer.

Item 7.01 Regulation FD Disclosure.
A copy of the press release announcing the matters referenced in Item 5.02 is furnished with this Current Report on Form 8-K as Exhibit 99.1.
The information furnished herewith pursuant to Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated July 16, 2025, between Kristen Actis-Grande and Sealed Air Corporation
99.1	Press Release of Sealed Air Corporation, dated August 4, 2025.
104	Cover Page Interactive Data File (formatted as Inline XBRL and embedded within document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

	By:	/s/ Stefanie M. Holland
	Name:	Stefanie M. Holland
	Title:	Vice President, General Counsel and Secretary
(Duly Authorized Officer)
Date: August 4, 2025